Report of Independent Registered Public Accounting Firm

To the Trustees of Scudder Advisor Funds III and Scudder
Advisor Funds and the
Shareholders of Lifecycle Long Range Fund, Lifecycle Mid Range Fund and
Lifecycle
Short Range Fund:

In planning and performing our audits of the financial statements and financial highlights of Lifecycle Long Range Fund , Lifecycle Mid Range Fund and
Lifecycle
 Short
Range
Fund (the first fund being Scudder Advisor Funds III and the other two
Funds
comprising
the Scudder Advisor Funds, hereafter referred to as the "Funds") for the year ended
March 31, 2005, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing
financial
statements for external purposes that are fairly presented in conformity with
generally
accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future
periods is
subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the
Public Company Accounting Oversight Board (United States).
 A material weakness,
for
purposes of this report, is a condition in which the design or operation of one
or more of
the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing
their
assigned functions. However, we noted no matters involving internal control and their operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2005.

This report is intended solely for the information and use of management, the
Trustees
and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
May 31, 2005